Exhibit 99.1

FAIRMOUNT BANCORP, INC. ANNOUNCES INTENTION TO DEREGISTER

Baltimore, Maryland (April 25, 2014) – Fairmount Bancorp, Inc. (“Company”) (OTCBB:FMTB), the holding company for Fairmount Bank (“Bank”), announced that the Company intends to file a Form 15 with the Securities and Exchange Commission (“SEC”) to voluntarily effect the deregistration of its common stock under Sections 12(g) and 15(d) of the Securities Exchange Act of 1934. The Company expects that its obligations to file periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, will be suspended after the filing of the Form 15 with the SEC, and its proxy statement, Section 16 and other Section 12(g) reporting responsibilities will terminate effective 90 days after the filing., expected to be filed on or about May 2, 2014.

The decision of the Company’s Board of Directors to deregister its common stock was based on the consideration of numerous factors, including (1) the disproportionately large costs of preparing and filing periodic reports with the SEC, (2) the substantial accounting, audit, legal and other costs and expenses associated with being a public company, (3) the additional demands placed on management and Company personnel to comply with reporting requirements, and (4) the historically low trading volume in the Company’s common stock.

“The decision to deregister was driven by a desire to achieve substantial annual savings by reducing accounting, legal and administrative costs associated with being an SEC registrant,” said Joseph M. Solomon, President and Chief Executive Officer. “We expect to achieve an estimated $75,000 in annual cost savings. We anticipate that our stock will continue to trade on the Over-the-Counter Bulletin Board, and we intend to continue to prepare and publish quarterly and annual financial results via press releases and our website, www.fairmountbancorp.com.”

Fairmount Bancorp, Inc. is the holding company for Fairmount Bank, a FDIC-insured Maryland chartered non-member commercial bank that conducts business from its office in the Rosedale area of Baltimore County Maryland.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local or national economic factors and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Contact:	Joseph M. Solomon
President and Chief Executive Officer
(410) 866-4500